Exhibit 24

Sears Tower, Suite 5800 233 S. Wacker Dr. Chicago, Illinois 60606 Tel: (312) 876-7700 Fax: (312) 993-9767 www.lw.com

FIRM /AFFILIATE OFFICES
	Boston	New York
	Brussels	Northern Virginia
	Chicago	Orange County
	Frankfurt	Paris
	Hamburg	San Diego
	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
	Milan	Singapore
FACSIMILE TRANSMISSION	Moscow	Tokyo
December 10, 2005	New Jersey	Washington, D.C.

To:	Stephen E. Jenkins Steven T. Margolin	Fax:	302/654-2067 302/654-2067	Tel:	302/654-1888 302/654-1888
From:	Janet Malloy Link
Re:	Bally v. Liberation
☐ Original(s) to follow		Number of pages, including cover:

The information contained in this facsimile is confidential and may also contain privileged attorney-client information or work product. The information is intended only for the use of the individual or entity to whom it is addressed. If you are not the intended recipient, or the employee or agent responsible to deliver it to the intended recipient, you are hereby notified that any use, dissemination, distribution or copying of this communication is strictly prohibited. If you have received the facsimile in error, please immediately notify us by telephone, and return the original message to us at the address above via the U.S. Postal service. Thank you.

If there are any problems with this transmission, please call (312) 993-2624.

Two Freedom Square 11955 Freedom Drive, Suite 500 Reston, VA 20190-5651 Tel: (703) 456-1000 Fax: (703) 456-1001 www.lw.com

FIRM /AFFILIATE OFFICES
	Boston	New York
	Brussels	Northern Virginia
	Chicago	Orange County
	Frankfurt	Paris
	Hamburg	San Diego
December 10, 2005	Hong Kong	San Francisco
	London	Shanghai
VIA FACSIMILE	Los Angeles	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
Stephen E. Jenkins	New Jersey	Washington, D.C.
Ashby & Geddes
222 Delaware Avenue – 17th Floor	File No. 024798-0076
Wilmington, DE 19899

Re:	Bally Total Fitness Holding Corporation v. Liberation Investments, L.P., No. 05-841-JJF

Dear Steve:

We have reviewed the December 8, 2005 proxy statement filed by Emanuel Pearlman, Liberation Investments, L.P, Liberation Investments Ltd., Liberation Investment Group, LLC and Gregg Frankel. Despite the fact that Bally has detailed in its court filings the material omissions and misrepresentations made by Defendants in their prior SEC filings, Defendants have failed to make any substantive corrections in their most recent filing. Specifically, Defendants continue to fail to disclose to Bally’s shareholders the following:

•	Pearlman’s close personal and professional association with Bally’s former management team, including Lee Hillman;

•	Hillman’s and The Lee S. Hillman Revocable Trust’s investment in and advisory role with respect to the Liberation entities;

•	Pearlman’s status as an employee consultant to Bally and part of the management team led by Hillman (as opposed to merely being an “advisor” as the proxy statement currently states);

•	The fact that Bally’s Audit Committee concluded that the financial statements issued by Bally during Hillman’s tenure were required to be restated and that the errors therein were a direct result of the “culture . . . that encouraged aggressive accounting” that existed under Hillman’s leadership;

•	Defendants’ motives for the Stockholder Proposal, including Defendants’ desires

•	to displace current management,

December 10, 2005

•	to make it appear that current management is to blame for the accounting errors leading to the Company’s restatements,

•	to deflect attention from the fact that an independent investigation found Hillman and former management responsible for the “culture… that encouraged aggressive accounting” that led to those errors,

•	to prevent current management from taking action against Hillman, and

•	to retaliate against current management for the Audit Committee’s independent investigation;

•	The fact that at the time that Defendants sought redemption of Sally’s Stockholder Rights Plan, and disclaimed any present intention to purchase additional stock, they in fact intended to purchase additional shares, as evidenced by their subsequent purchases which more than doubled their holdings;

•	The fact that Defendants intended by accumulating shares in excess of ten percent of the total outstanding shares at Bally, to trigger the vesting of shares of restricted stock granted to Pearlman and others under the Company’s Long Term Investment Plan;

•	Defendants, Hillman and Pardus are working in concert in order to elect Pardus’ slate of proposed directors, including Kornstein;

•	The fact that Kornstein has long been affiliated with Pearlman; and

•	Pearlman’s involvement in other proxy contests where he nominated Hillman and Kornstein to his proposed insurgent slate, his involvement in prior corporate takeover attempts, his history of using proxy contests to force a company to either accede to his demands or face replacement of their management and boards, and his being sued in connection with such actions for not stating his true intentions in disclosures required by the SEC.

As we have noted in our court papers, Defendants’ continued failure to disclose these items violates Sections 13(d) and 14(a) of the Securities Exchange Act of 1934.

Very truly yours,

Laurie B. Smilan